                                                                     EXHIBIT 2.2

                             EG&G VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "AGREEMENT"), dated as of July 16, 2002, is entered into by and among URS CORPORATION, a Delaware corporation ("PARENT"), CARLYLE-EG&G, L.L.C., a Delaware limited liability company ("CARLYLE-EG&G") and EG&G TECHNICAL SERVICES HOLDINGS, L.L.C., a Delaware limited liability company (the "HOLDER REPRESENTATIVE", and, together with Carlyle-EG&G, the "PRINCIPAL TARGET STOCKHOLDERS"). Capitalized terms used but not defined herein have the meanings specified for such terms in the Merger Agreement (defined below).

                                    RECITALS

        WHEREAS, on July 16, 2002, Parent, URS Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB 1"), URS-LSS Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB 2"), Carlyle-EG&G Holdings Corp., a Delaware corporation ("EG&G") and Lear Siegler Services, Inc., a Delaware corporation ("LEAR"), entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which EG&G will be merged with and into Merger Sub 1, and Lear will be merged with and into Merger Sub 2 (the "MERGER"), with each of Merger Sub 1 and Merger Sub 2 as a surviving corporation;

        WHEREAS, Carlyle-EG&G and the Holder Representative will be the principal stockholders of EG&G and Lear, respectively, immediately prior to the Effective Time of the Merger;

        WHEREAS, subject to Parent obtaining the approval of its stockholders, shares of Parent's Series D Convertible Participating Preferred Stock, par value $.01 per share ("BRIDGE PREFERRED STOCK"), will automatically convert into shares of Parent Common Stock; and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has required that the Principal Target Stockholders enter into this Agreement, upon the terms and subject to the conditions hereinafter set forth, with respect to the number of shares of EG&G Common Stock and shares of Lear Common Stock owned by each respective Principal Target Stockholder, as set forth on SCHEDULE I hereto, and EG&G and Lear have required that Parent enter into this Agreement, upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

AGREEMENT TO VOTE SHARES

        SECTION 1.1   AGREEMENT TO VOTE.

               (a) Each of the Principal Target Stockholders hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of EG&G or Lear, as


                                       1.

applicable, however called, and in any action by consent of the stockholders of EG&G or Lear, as applicable, such stockholder will vote or cause to be voted:
(i) all of the shares of EG&G Common Stock or Lear Common Stock set forth opposite such stockholder's name on SCHEDULE I hereto and (ii) any and all shares of EG&G Common Stock or Lear Common Stock acquired by such stockholder on or after the date hereof, subject to the termination of this Agreement pursuant to Section 5.1 hereof, in favor of the Merger, the Merger Agreement (as it may be amended from time to time) and the transactions contemplated by the Merger Agreement.

               (b) Each of the Principal Target Stockholders hereby agrees that, after the Effective Time of the Merger, during the time this Agreement is in effect, at any meeting of the stockholders of Parent, however called, and in any action by consent of the stockholders of Parent, such stockholder will vote all of the shares of Parent Common Stock received by such stockholder pursuant to the Merger Agreement, subject to termination of this Agreement pursuant to
Section 5.1 hereof, to approve the issuance of Parent Common Stock upon conversion of the Bridge Preferred Stock; provided that this Section 1.1(b) shall not require any Principal Target Stockholders to vote, or cause to be voted, with respect to any matter presented to the stockholders of Parent for a vote, any shares of Parent Common Stock that such Principal Target Stockholder sells in accordance with Section 3.3 prior to the record date with respect to the vote on such matter.

        SECTION 1.2   ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        In the event of any change in the shares of EG&G Common Stock, Lear Common Stock or Parent Common Stock, by reason of any stock dividends, splits, mergers, recapitalizations or other changes in the corporate or capital structure of EG&G, Lear, or Parent, the number and kind of shares of EG&G Common Stock, Lear Common Stock or Parent Common Stock, as applicable, subject to this Agreement shall be appropriately adjusted.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                      OF THE PRINCIPAL TARGET STOCKHOLDERS

        Each of the Principal Target Stockholders hereby severally represents and warrants to Parent as follows:

        SECTION 2.1   TITLE TO COMMON STOCK.

        As of the date hereof, Carlyle-EG&G is the record and beneficial owner of the number of shares of EG&G Common Stock set forth opposite such stockholder's name on SCHEDULE I hereto, and the Holder Representative is the indirect beneficial owner of, and as of immediately prior to the Effective Time of the Merger will be, the record and beneficial owner of the number of shares of Lear Common Stock set forth opposite such stockholder's name on SCHEDULE I hereto, and such shares of EG&G Common Stock or Lear Common Stock, as applicable, are or will be as of the Effective Time of the Merger, as applicable, all of the EG&G Common Stock or Lear Common Stock, as applicable, owned, either of record or beneficially, by such stockholder.


                                       2.

Such shares of EG&G Common Stock or Lear Common Stock, as applicable, are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to this Agreement, except as disclosed to Parent prior to the execution and delivery of this Agreement. Such stockholder has not appointed or granted any proxy, which appointment or grant is still in effect, with respect to such shares of EG&G Common Stock or Lear Common Stock, as applicable.

        SECTION 2.2   AUTHORITY RELATIVE TO THIS AGREEMENT.

        Such stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all limited liability proceedings on the part of such stockholder necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such stockholder and constitutes a legal, valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        SECTION 2.3   NO CONFLICT.

               (a) Neither the execution and delivery of this Agreement nor the consummation by such stockholder of the transactions contemplated hereby will
(i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such stockholder or by which the shares of EG&G Common Stock or Lear Common Stock, as applicable, are bound or affected or (ii) conflict with, or constitute a violation of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the shares of EG&G Common Stock or Lear Common Stock, as applicable, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such stockholder is a party or by which such stockholder or the shares of EG&G Common Stock or Lear Common Stock, as applicable, are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by such stockholder of its obligations under this Agreement.

               (b) The execution and delivery of this Agreement by such stockholder do not, and the performance of this Agreement by such stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by such stockholder of its obligations under this Agreement.


                                       3.

                                    ARTICLE 3

                 COVENANTS OF THE PRINCIPAL TARGET STOCKHOLDERS

        SECTION 3.1   NO INCONSISTENT AGREEMENTS.

        Each of the Principal Target Stockholders, for the benefit of Parent, hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, such stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to its shares of EG&G Common Stock or Lear Common Stock, as applicable, that is inconsistent with this Agreement.

        SECTION 3.2 REGISTRATION RIGHTS AGREEMENT; MANAGEMENT RIGHTS AND STANDSTILL AGREEMENT.

        Each of the Principal Target Stockholders hereby covenants and agrees to
(i) execute the Registration Rights Agreement, attached hereto as EXHIBIT A, and the Management Rights and Standstill Agreement, attached hereto as EXHIBIT B, on or prior to the Closing Date and (ii) cause TC Group, L.L.C. to execute the Management Rights and Standstill Agreement, attached hereto as EXHIBIT B on or prior to the Closing Date.

        SECTION 3.3   TRANSFER OF TITLE.

        Each of the Principal Target Stockholders, for the benefit of Parent, hereby covenants and agrees that, so long as this Agreement is in effect, such stockholder will not transfer record or beneficial ownership of any of the shares of EG&G Common Stock or Lear Common Stock, as applicable (including to its members), unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement. The preceding sentence shall not apply to any disposition of Parent Common Stock by a Principal Target Stockholder pursuant to a registration statement prepared in accordance with the Registration Rights Agreement, attached hereto as EXHIBIT A.

                                    ARTICLE 4

                               COVENANTS OF PARENT

        SECTION 4.1 OTHER AGREEMENTS. Parent hereby covenants that it shall not amend, waive, forgive performance of or terminate any agreement it now has or hereafter enters into obligating one or more of its stockholders to vote, or pursuant to which one or more of its stockholders agrees to vote, in favor of approving the issuance of Parent Common Stock upon conversion of the Bridge Preferred Stock and that it shall enforce any rights it has pursuant to any such agreement.


                                       4.

                                    ARTICLE 5

                                   TERMINATION

        SECTION 5.1   TERMINATION.

        This Agreement shall terminate automatically upon the earlier of (a) the later to occur of (x) the Effective Time and (y) the date on which Parent obtains the Parent Stockholder Approval and (b) the valid termination of the Merger Agreement for any reason other than the failure to receive the approval of the Merger Agreement by the stockholders of EG&G or Lear, as applicable, as the result of a breach of this Agreement by one or more of the Principal Target Stockholders.

        SECTION 5.2   EFFECT OF TERMINATION.

        In the event of the termination of this Agreement pursuant to Section
5.1 hereof, this Agreement shall forthwith become void and have no effect, without liability on the part of any party hereto or its trustees, partners, beneficiaries, directors, officers, stockholders or affiliates.

                                    ARTICLE 6

                                  MISCELLANEOUS

        SECTION 6.1   NOTICES.

        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to the Principal Target Stockholders, to:

               EG&G TECHNICAL SERVICES HOLDINGS, L.L.C.
               c/o The Carlyle Group
               1001 Pennsylvania Ave., N.W., Suite 200
               Washington, D.C.  20004-2505
               Facsimile No.  (202) 347-9250
               Attention:  Joseph E. Lipscomb
               Telecopy No.: (202) 347-9250

        with a copy to:

               LATHAM & WATKINS
               555 Eleventh St., N.W., Suite 1000
               Washington, D.C. 20004
               Attention: Daniel T. Lennon
               Telecopy No. (202) 637-2201


                                       5.

        If to Parent, to:

               URS CORPORATION
               100 California Street, Suite 500
               San Francisco, CA  94111
               Attention:  Kent P. Ainsworth
               Telecopy No.: (415) 398-2621

        with copies to:

               COOLEY GODWARD LLP
               One Maritime Plaza, 20th Floor
               San Francisco, CA  94111-3580
               Attention:  Samuel M. Livermore
               Telecopy No.  (415) 951-3699


Any party from time to time may change its address for the purposes of notices hereunder by giving written notice to the other parties hereto of such new address.

        SECTION 6.2   ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements or understandings, both written and oral, among the parties hereto, or among the parties hereto and other parties, relating to the voting of shares of Parent or any other entity with respect to any of the transactions contemplated by the Merger Agreement.

        SECTION 6.3   STOCKHOLDER CAPACITY.

        Each of the Principal Target Stockholders signs solely in its capacity as the record holder and beneficial owner of such shares of EG&G Common Stock or Lear Common Stock, as applicable.

        SECTION 6.4   SPECIFIC PERFORMANCE.

        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (a) consents to submit such party to the personal jurisdiction of any federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the state of Delaware or a Delaware state court; and (d) waives any right to trial by jury with respect to any claim or


                                       6.

proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

        SECTION 6.5   SEVERABILITY.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not in any way be affected or impaired thereby so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

        SECTION 6.6   AMENDMENT.

        This Agreement may be amended only by a written instrument signed by each of the parties hereto.

        SECTION 6.7   ASSIGNMENT.

        Except as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of each of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        SECTION 6.8   GOVERNING LAW.

        This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.


                                       7.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, in two or more counterparts, each of which shall be deemed to be an original and all of which collectively shall be deemed to be one and the same instrument, as of the date first written above.

PARENT                              URS CORPORATION

                                    By: /s/ Kent P. Ainsworth
                                       -----------------------------------------
                                        Kent P. Ainsworth, Executive Vice
                                        President, Chief Financial Officer and
                                        Secretary



                       Voting Agreement - Signature Page

EG&G                              CARLYLE-EG&G HOLDINGS CORP.


                                  By: /s/ Joseph E. Lipscomb
                                     -------------------------------------
                                       Joseph E. Lipscomb, Vice President

LEAR                              LEAR SIEGLER SERVICES, INC.


                                  By: /s/ George R. Melton
                                     -------------------------------------
                                       George R. Melton, President

                       Voting Agreement - Signature Page

PRINCIPAL TARGET STOCKHOLDER           CARLYLE-EG&G, L.L.C.

                                       By: /s/ Allan M. Holt
                                          --------------------------------------
                                            Allan M. Holt, Chairman

PRINCIPAL TARGET STOCKHOLDER           EG&G TECHNICAL SERVICES HOLDINGS, L.L.C.


                                       By: /s/ Joseph E. Lipscomb
                                          --------------------------------------
                                            Joseph E. Lipscomb, Vice President

                       Voting Agreement - Signature Page

                                   SCHEDULE I


                                    COMMON STOCK OF
PRINCIPAL TARGET STOCKHOLDER             EG&G          COMMON STOCK OF LEAR
----------------------------        ----------------   --------------------
Carlyle-EG&G Holdings, L.L.C.           993,000                  0
EG&G Technical Services Holdings,
L.L.C.                                        0          3,600,000**


** These shares are currently owned by LSS Holdings, L.L.C. which is controlled by the Holder Representative. Prior to the Merger, LSS Holdings, L.L.C. will merge into Lear, after which (prior to the Merger), the Holder Representative will own more than 99% of these shares.


                                     II-1.

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT


                [Exhibit E to the Agreement and Plan of Merger]

                                    EXHIBIT B

                   MANAGEMENT RIGHTS AND STANDSTILL AGREEMENT


                [Exhibit F to the Agreement and Plan of Merger]